Exhibit 99.1

Press Release

BayCom Corp Reports 2020 First Quarter Earnings of $2.8 Million

WALNUT CREEK, CA, April 24, 2020--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $2.8 million, or $0.23 per diluted share, for the first quarter of 2020 compared to earnings of $4.6 million, or $0.37 per diluted share, for the fourth quarter of 2019 and $4.9 million, or $0.45 per diluted share, for the first quarter of 2019. BayCom’s first quarter earnings reflect the impact of the COVID-19 pandemic resulting in a substantial reduction in business activity or the closing of businesses in the states BayCom operates. Earnings for the first quarter of 2020 compared to the prior quarter decreased $1.8 million, or 38.6%, as a result of a $1.7 million increase in noninterest expense, including a $500,000 increase in acquisition-related expenses, a $690,000 increase in provision for loan losses primarily related to the COVID-19 pandemic, and a $217,000 decrease in non-interest income, partially offset by a $864,000 increase in net interest income. The Company acquired Grand Mountain Bancshares (“GMB”) and its wholly-owned subsidiary Grand Mountain Bank in February 2020 and TIG Bancorp (“TIG”) and its wholly-owned subsidiary First State Bank of Colorado in October 2019. The impact of acquisition-related expenses was $0.18 per diluted share for the quarter ended March 31, 2020 compared to $0.15 per diluted share for the quarter ended December 31, 2019, and none for the quarter ended March 31, 2019.

George Guarini, President and Chief Executive Officer, commented, “The first quarter of 2020 was off to a great start with strong new loan growth and the completion of our merger with Grand Mountain Bank. Then, in early March, we shifted our focus to helping businesses and individuals in our communities during the ongoing COVID-19 pandemic. We, as a company, are doing everything we can for our clients, and new clients applying for government sponsored loan programs, communities and employees as they grapple with their unique situations during these difficult economic times.”

Guarini continued, “Our capital and liquidity positions remain strong, allowing us to assist businesses with access to programs like the Paycheck Protection Program and the Main Street Lending Program. As always, we will continue to be a reliable partner to our clients in helping them achieve their financial goals. I would also like to thank our employees who have demonstrated their commitment to our communities by continuing to provide vital banking services and assistance to our western regional client base from our office locations and via remote means.”

Guarini concluded, “Our first quarter results were impacted by the COVID-19 pandemic and we anticipate our future results will be further impacted in a number of areas. We increased our allowance for loan losses to reflect some credit deterioration due to the COVID-19 pandemic in the first quarter of 2020 and there may be expected added pressures on asset quality in future quarters which may require additional provisions. In addition, the reduction in short-term interest rates by the Federal Reserve was significant and had an immediate adverse impact on our net interest margin. We expect additional net interest margin compression in future quarters as there will be declining interest income on loans as they reprice in the current interest rate environment, which may be partially offset by the lagging decline in deposit interest rates.”

BayCom’s Response to COVID-19

Loan Programs. In response to the current global situation surrounding the COVID-19 pandemic, the Company is offering a variety of relief options designed to support our clients and communities, including participating in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). As of April 17, 2020, we had received 660 applications totaling $106.2 million. We have confirmed allocation from the SBA for 451 applications totaling $79.1 million. The remainder of the applications are subject to an increase in the funds available under this program.

A majority of the PPP applications has been from our existing clients but we are also serving those in our community who have not had a banking relationship with us in the past. We are also working with our clients to assist them with accessing other borrowing options, including the Main Street Lending Program and other government sponsored lending programs, as appropriate.

Loan Modifications and the Allowance for loan losses. We have received, and continue to receive, numerous inquiries and requests from borrowers for some type of payment relief. As of March 31, 2020, the Bank had modified six loans totaling $5.1 million due to COVID-19 related issues. As of April 22, 2020, requests for payment relief on loans totaled $377.9 million, or 22.7% of total loans, of which we have approved and processed some form of payment relief on loans totaling $316.1 million, or 19.0% of total loans The primary method of relief is to allow the borrower up to 180-day loan payment deferments, although we have also allowed borrowers to make interest only payments, waived loan late fees and suspended foreclosure proceedings. The Company recorded a provision of $1.7 million for the first quarter of 2020, compared to $1.0 million provision in the preceding quarter and $277,000 in the first quarter a year ago. The provision for the current quarter not only reflects expected credit losses based upon the conditions that existed as of March 31, 2020 but also gives consideration to the potential effects from forecasted future impacts on the economy. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

Branch Operations and Support Personnel. We have taken various steps to ensure the safety of our clients and our personnel by limiting branch activities to appointment only and use of our drive-up facilities, and by encouraging the use of our digital and electronic banking channels, all while adjusting for evolving State and Federal guidelines. Many of our employees are working remotely or have flexible work schedules, and we have established protective measures within our offices to help ensure the safety of those employees who must work on-site. The Family First Coronavirus Response Act also provides additional flexibility to our employees to help navigate their individual challenges.

First Quarter Performance Highlights:

•	Assets totaled $2.2 billion at March 31, 2020, compared to $2.0 billion at December 31, 2019 and $1.5 billion at March 31, 2019. The increase in assets was primarily due to the acquisitions of Uniti Financial Corporation (“UFC”) and TIG during the second and fourth quarters of 2019, respectively, and GMB during the first quarter of 2020.

•	Loans, net of deferred fees, totaled $1.6 billion at March 31, 2020, compared to $1.5 billion at December 31, 2019 and $965.0 million at March 31, 2019.

•	Nonaccrual loans totaled $8.3 million or 0.51% of total loans at March 31, 2020, compared to $6.8 million or 0.47% of total loans at December 31, 2019, and $3.6 million or 0.37% of total loans at March 31, 2019.

•	The allowance for loan losses totaled $9.1 million, or 0.56% of total loans outstanding, at March 31, 2020 compared to $7.4 million, or 0.51% of total loans outstanding at December 31, 2019, and $5.4 million, or 0.56% of loans outstanding, at March 31, 2019. The provision for losses totaled $1.7 million for the current quarter compared to 1.0 million in the preceding quarter, and $277,000 in the same quarter a year ago.

•	Deposits totaled $1.8 billion at March 31, 2020, compared to $1.7 billion at December 31, 2019 and $1.3 billion at March 31, 2019. At March 31, 2020, noninterest bearing deposits totaled $602.8 million or 33.9% of total deposits, compared to $572.3 million or 33.6% of total deposits at December 31, 2019 and $416.8 million or 33.3% at March 31, 2019.

•	Repurchased 228,525 shares of common stock at an average cost of $20.11 per share, under the Company’s stock repurchase programs, compared to 493,787 shares repurchased during the fourth quarter of 2019, and none during the same period in 2019.

•	To increase its liquidity position and support lending during the COVID-19 pandemic, the Bank obtained $100.0 million in Federal Home Loan Bank (“FHLB”) advances during the first quarter of 2020.

•	The Bank remains a “well-capitalized” institution for regulatory capital purposes at March 31, 2020.

•	Annualized net interest margin was 4.22% for the current quarter, compared to 4.08% in the preceding quarter and 4.30% in the first quarter a year ago.

Earnings

Net interest income increased $864,000, or 4.5%, to $20.0 million for the first quarter of 2020 from $19.2 million in the preceding quarter and increased $5.2 million, or 34.8%, from $14.9 million in the same quarter a year ago primarily due to an increase in average interest earning assets, principally loans. Average interest earning assets increased $41.4 million, or 2.2%, for the three months ended March 31, 2020 compared to the prior quarter and $504.0 million, or 36.0%, compared to the same period in 2019, largely due to our acquisitions of UFC during the second quarter of 2019, TIG during the fourth quarter of 2019 and GMB during the first quarter of 2020. Interest income on loans, including fees, increased $1.4 million, or 7.0%, during the three months ended March 31, 2020 compared to the prior quarter primarily as a result of a $181.0 million increase in the average loan balance, partially offset by a 25 basis point decrease in the average loan yield. Interest income on loans, including fees, increased $7.1 million, or 52.2%, during the three months ended March 31, 2020, compared to the same period in 2019 primarily as a result of a $579.0 million increase in average balance of loans outstanding, partially offset by a 33 basis point decline in the average loan yield. Interest income on loans included $1.6 million, $1.6 million and $784,000 in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively. The net discount on these acquired loans totaled $7.1 million, $8.0 million, and $7.0 million at March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

Annualized net interest margin was 4.22% for the first quarter of 2020, compared to 4.08% for the preceding quarter and 4.30% for first quarter of 2019. The increase in net interest margin during the first quarter of 2020 compared to the fourth quarter of 2019 reflects higher yield on average earning assets due to an increase in higher yielding loans coupled with lower interest rates on average interest bearing liabilities due to lower market interest rates. The average yield on loans was enhanced by the amortization of acquisition accounting value adjustments on loans acquired in acquisitions. The average yield on loans, including the accretion of the net discount for the first quarter of 2020, was 5.34% compared to 5.59% for the fourth quarter of 2019 and 5.67% for the same quarter last year. The accretion of the net discount on acquired loans increased the average yield on loans by 41 basis points, 48 basis points and 33 basis points during the first quarter of 2020, the fourth quarter of 2019 and first quarter of 2019, respectively. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines. The average yield on interest earning assets for the three months ended March 31, 2020 was 4.74%, compared to 4.65% for the fourth quarter of 2019 and 4.74% for three months ended March 31, 2019. The average cost of funds for the first quarter of 2020 was 0.84%, down from 0.96% for the fourth quarter of 2019 and up from 0.70% for the first quarter of 2019. The decrease in our cost of funds from December 31, 2019, was due to a significantly lower interest-rate environment, following the emergency cuts totaling 150 basis points in the targeted Fed Funds Rate during the first quarter of 2020 in response to the COVID-19 pandemic. The average balance of noninterest bearing deposits was $599.2 million for the three months ended March 31, 2020 compared to $598.2 million for the previous quarter and $404.5 million for the same period in 2019.

Noninterest income for the first quarter of 2020 decreased $217,000, or 7.8%, to $2.6 million compared to $2.8 million in the previous quarter and increased $458,000, or 21.6%, compared to $2.1 million for the same quarter in 2019. The decrease in noninterest income compared to the previous quarter was primarily due to a $575,000 decrease in gain on sale of loans, partially offset by increases of $263,000 in other income, $68,000 in loan servicing fees and other income and $28,000 in service charges and other fees. Other noninterest income increased primarily due to recognition of the quarterly earnings received on an investment in a Small Business Investment Company fund. The increase in noninterest income compared to the same period in 2019 was due primarily to a $452,000 increase in gain on sale of loans and a $236,000 increase in loan servicing fees and other income, partially offset by decreases of $202,000 in other income and $28,000 in service charges and other fees. Other noninterest income decreased primarily due to lower fees collected for placing CDARs deposits. The increases in loan servicing fees and other income were primarily the result of loan and deposit-based fees on accounts acquired in the UFC and TIG acquisitions in 2019, and GMB during the first quarter of 2020.

Noninterest expense for the first quarter of 2020 increased $1.6 million, or 10.9%, to $16.9 million compared to $15.3 million for the previous quarter and increased $7.2 million, or 73.6%, compared to $9.7 million for the same quarter in 2019. Noninterest expense for the first quarter of 2020 included $3.0 million of nonrecurring acquisition-related expenses related to our GMB acquisition, which was comprised of $266,000 in salaries and employee benefits, $2.0 million in data processing expenses, $369,000 in professional fees and $383,000 in other expenses. Noninterest expense for the fourth quarter of 2019 included $2.5 million of nonrecurring acquisition-related expenses related to our TIG acquisition, which was comprised of $257,000 in salaries and employee benefits, $1.7 million in data processing expenses, $403,000 in professional fees and $115,000 in other expenses. Excluding acquisition-related expenses for each of the periods, noninterest expense for the first quarter of 2020 increased $1.1 million, or 8.9%, compared to the previous quarter due primarily to a $629,000 increase in data processing expenses, $492,000 increase in salary and employee benefits, $233,000 increase occupancy costs and $40,000 increase in professional fees, partially offset by a $252,000 decrease in other noninterest expense. The increase in noninterest expense for the first quarter of 2020 compared to the same period last year was primarily due to increases in occupancy, data processing and salary and benefit expenses related to the three acquisitions completed over the past 12 months.

The provision for income taxes was $1.2 million for the first quarter of 2020, compared to $1.1 million for the previous quarter and $2.0 million for the same quarter in 2019. The change in income tax provision in the first quarter of 2020 compared to the prior quarter and the same quarter last year was primarily due to fluctuations in taxable income between the periods, a reduction in our proportional state tax rate, and a higher effective federal tax rate compared to the previous quarter. The effective tax rate for the first quarter of 2020 was 29.3% compared to 19.3% for the fourth quarter of 2019 and 29.0% for the same quarter a year ago. The effective tax rate was higher in the first quarter of 2020 compared to the same quarter a year ago primarily due to higher non-deductible acquisition-related expenses in the current quarter partially offset by a reduction in our state proportional tax rate. The effective tax rate was higher in the first quarter of 2020 compared to the prior quarter primarily due to the re-estimation of deductible expenses, a reduction in our proportional state tax rate, and fluctuations in taxable income in the fourth quarter of 2019.

Loans and Credit Quality

Loans, net of deferred fees, totaled $1.6 billion at March 31, 2020, compared to $1.5 billion at December 31, 2019 and $965.0 million at March 31, 2019 primarily due to our recent acquisitions, which were completed during the second and fourth quarters of 2019, and first quarter of 2020. New loan originations for the quarter ended December 31, 2019 totaled $110.9 million compared to $74.6 million during the fourth quarter of 2019 and $20.7 million during the first quarter of 2019. New loan originations in the first quarter of 2020 were spread throughout our markets with the majority focused in the Los Angeles, Sacramento, and San Francisco Bay Area with commercial and multifamily real estate secured loans accounting for the majority of the originations during the quarter.

Nonaccrual loans totaled $8.3 million or 0.51% of total loans at March 31, 2020, compared to $6.8 million or 0.47% of total loans at December 31, 2019, and $3.6 million or 0.37% of total loans at March 31, 2019. At March 31, 2020 and December 31, 2019, $1.2 million of our nonaccrual loans were guaranteed by government agencies compared to $2.3 million at March 31, 2019. Accruing loans past due more than 90 days at March 31, 2020, totaled $347,000 as compared to $250,000 at December 31, 2019, and none at March 31, 2019.

At March 31, 2020, the Company’s allowance for loan losses was $9.1 million, or 0.56% of total loans, compared to $7.4 million, or 0.51% of total loans, at December 31, 2019, and $5.4 million, or 0.56% of total loans, at March 31, 2019. In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. Although the discount recorded on the acquired loans is not reflected in the allowance for loan losses, or related allowance coverage ratios, we believe it should be considered when comparing the current ratios to similar ratios in periods prior to the recent acquisitions. As of March 31, 2020, acquired loans, net of their discounts, totaled $630.9 million and the remaining net discount on these acquired loans was $7.1 million. The provision for loan losses recorded in the first quarter of 2020 totaled $1.7 million compared to the prior quarter provision of $1.0 million and $277,000 for the same quarter last year. The increase in the provision for loan losses was primarily a result of the origination of new loans, the renewal of acquired loans out of the discounted acquired loan portfolio and in consideration of forecasted credit losses due to the deteriorating economic conditions driven by the impact of COVID-19 on the U.S. and global economies. Net charge-offs in the first quarter of 2020 totaled $13,000 compared to net recoveries of $17,000 in the previous quarter and net charge-offs of $12,000 during the same quarter in 2019.

Deposits and Borrowings

Deposits totaled $1.8 billion at March 31, 2020 compared to $1.7 billion at December 31, 2019, and $1.3 billion at March 31, 2019. The increase in deposits from the same quarter a year ago was primarily attributable to the deposits acquired in the two acquisitions completed in 2019 and one completed during the first quarter of 2020. Noninterest bearing deposits totaled $602.8 million, or 33.9% of total deposits, at March 31, 2020 compared to $572.3 million, or 33.6% of total deposits, at December 31, 2019, and $416.8 million, or 33.3% of total deposits, at March 31, 2019.

At March 31, 2020, December 31, 2019, and March 31, 2019, the Company had outstanding borrowings, net of market-to-market, totaling $8.3 million, $8.2 million and $8.2 million, respectively, related to junior subordinated deferrable interest debentures assumed in connection with our previous acquisitions.

Although the Company has not experienced any significant pressure on its deposit balances or on its liquidity position as a result of the COVID-19 pandemic, on March 24, 2020, the Company secured $100.0 million in advances from the FHLB of San Francisco. The average cost of these advances is 28.5 basis points with $50.0 million maturing on April 24, 2020 and $50.0 million maturing on May 24, 2020. These advances increase the Company’s liquidity position to support PPP loan originations and other lending during the COVID-19 pandemic and, if needed, fund deposit withdrawals by our clients in these uncertain times. The Bank has additional credit arrangements that totaled over $1.0 billion at March 31, 2020. The Bank expects to utilize the Federal Reserve’s Paycheck Protection Program Liquidity Facility pursuant to which the Bank will pledge PPP loans as collateral to obtain Federal Reserve Bank non-recourse loans to repay, in part, these advances.

Shareholders’ Equity

Shareholders’ equity totaled $253.6 million at March 31, 2020, down from $254.2 million at December 31, 2019, and up from $206.4 million at March 31, 2019. The decrease in shareholders’ equity at March 31, 2020 compared to December 31, 2019 was primarily due to the repurchase of $4.6 million of our common stock, partially offset by net income of $2.8 million and a $810,000 increase in other comprehensive income representing a reduction of the unrealized gains on investments securities, net of tax during the first quarter of 2020. The Company repurchased 228,525 shares of its common stock at an average cost of $20.11 during the quarter ended March 31, 2020, pursuant to its October 2019 and March 11, 2020 stock repurchase plans, leaving a total of 542,610 shares available for future purchases, under the second stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax-free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate clients, including economic activity, employment levels and market liquidity, as well as the various actions taken in response to the challenges and uncertainties by governments, central banks and others; expected revenues, cost savings, synergies and other benefits from our recent acquisition of GMB, and TIG might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission(“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP
STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest income
Loans, including fees	20,620	$19,268	$13,550
Investment securities and interest bearing deposits in banks	1,635	2,302	2,654
FHLB dividends	126	170	92
FRB dividends	109	109	61
Total interest and dividend income	22,490	21,849	16,357
Interest expense
Interest on transaction and savings accounts	2,328	2,543	1,346
Interest on borrowings	125	133	146
Total interest expense	2,453	2,676	1,492
Net interest income	20,037	19,173	14,865
Provision for loan losses	1,713	1,023	277
Net interest income after provision for loan losses	18,324	18,150	14,588
Noninterest income
Gain on sale of loans	642	1,217	190
Service charges and other fees	705	677	733
Loan servicing fees and other income	646	578	410
Gain on sale of premises	-	1	-
Other income	585	322	787
Total noninterest income	2,578	2,795	2,120
Noninterest expense
Salaries and employee benefits	8,708	8,207	5,963
Occupancy and equipment	1,811	1,578	1,110
Data processing	3,623	2,721	924
Other expense	2,776	2,754	1,750
Total noninterest expense	16,918	15,260	9,747
Income before provision for income taxes	3,984	5,685	6,961
Provision for income taxes	1,166	1,099	2,019
Net income	$2,818	$4,586	$4,942

Net income per common share:
Basic	$0.23	$0.37	$0.45
Diluted	0.23	0.37	0.45

Weighted average shares used to compute net income per common share:
Basic	12,347,411	12,361,368	10,891,564
Diluted	12,347,411	12,361,368	10,891,564

Comprehensive income
Net income	$2,818	$4,586	$4,942
Other comprehensive income:
Change in net unrealized gain (loss) on available-for-sale securities	1,127	(495)	833
Deferred tax (expense) benefit	(317)	142	(240)
Other comprehensive income (loss), net of tax	810	(353)	593
Comprehensive income	$3,628	$4,233	$5,535

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At March 31, 2020, December 31, 2019, and March 31, 2019

(Dollars in thousands)

	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Cash and due from banks	$274,309	$295,382	$332,472
Investments	155,377	135,735	112,552
Loans held for sale	198	2,226	4,208
Loans, net of deferred fees	1,626,716	1,457,629	964,966
Allowance for loans losses	(9,100)	(7,400)	(5,405)
Premises and equipment, net	14,779	10,529	6,479
Cash surrender value of bank owned life insurance policies, net	20,406	20,244	19,766
Core deposit intangible	9,661	9,185	6,816
Right-of-use assets	14,531	15,291	7,502
Goodwill	38,838	35,466	14,594
Interest receivable and other assets	23,099	19,890	18,520
Total Assets	$2,168,814	$1,994,177	$1,482,470

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$602,750	$572,341	$416,803
Interest bearing deposits
Transaction accounts and savings	758,683	700,199	498,974
Premium money market	117,350	103,132	123,765
Time deposits	299,944	325,511	211,025
Total deposits	1,778,727	1,701,183	1,250,567
Lease liabilities	14,892	15,599	7,818
Salary continuation plans	3,738	3,658	3,400
Interest payable and other liabilities	9,634	11,275	6,093
Other borrowings	100,000	-	-
Junior subordinated deferrable interest debentures, net	8,262	8,242	8,181
Total liabilities	1,915,253	1,739,957	1,276,059

Shareholders' Equity
Common stock, no par value	180,043	184,330	149,655
Retained earnings	71,457	68,639	56,262
Accumulated other comprehensive income, net of tax	2,061	1,251	494
Total shareholders' equity	253,561	254,220	206,411
Total Liabilities and Shareholders' Equity	$2,168,814	$1,994,177	$1,482,470

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended
Selected Financial Ratios and Other Data:	March 31, 2020	December 31, 2019	March 31, 2019
Performance Ratios:
Return on average assets (1)	0.55%	0.92%	1.33%
Return on average equity (1)	4.42%	7.10%	9.69%
Yield on earning assets (1)	4.74%	4.65%	4.74%
Rate paid on average interest bearing liabilities	0.84%	0.96%	0.70%
Interest rate spread - average during the period	3.90%	3.69%	4.00%
Net interest margin (1)	4.22%	4.08%	4.30%
Loan to deposit ratio	91.45%	85.68%	77.16%
Efficiency ratio (2)	74.81%	69.46%	57.39%
(Charge-offs)/Recoveries, net	$(13)	$17	$(12)

Per Share Data:
Shares outstanding at end of period	12,229,848	12,444,632	10,891,564
Average diluted shares outstanding	12,347,411	12,361,368	10,891,564
Diluted earnings per share	$0.23	$0.37	$0.45
Book value per share	20.73	20.43	18.95
Tangible book value per share (3)	16.77	16.84	16.99

Asset Quality Data:
Nonperforming assets to total assets (4)	0.41%	0.37%	0.30%
Nonperforming loans to total loans (5)	0.51%	0.47%	0.37%
Allowance for loan losses to nonperforming loans (5)	109.09%	108.16%	149.81%
Allowance for loan losses to total loans	0.56%	0.51%	0.56%
Classified assets (graded substandard and doubtful)	$13,707	$12,297	$7,117
Total accruing loans 30-89 days past due	10,802	11,787	8,718
Total loans 90 days past due and still accruing	347	250	-

Capital Ratios:
Tier 1 leverage ratio - Bank	10.13%	10.98%	10.44%
Common equity tier 1 - Bank	12.16%	14.23%	15.29%
Tier 1 capital ratio - Bank	12.73%	14.23%	15.29%
Total capital ratio - Bank	13.30%	14.75%	15.87%
Equity to total assets at end of period	11.69%	12.75%	13.92%

Loans:
Real estate	$1,431,777	$1,286,086	$842,146
Non-real estate	194,234	173,116	126,526
Nonaccrual loans	8,342	6,842	3,608
Mark to fair value at acquisition	(7,124)	(7,964)	(6,956)
Total Loans	1,627,229	1,458,080	965,324
Net deferred fees on loans	(513)	(451)	(358)
Loans, net of deferred fees	$1,626,716	$1,457,629	$964,966

Other Data:
Number of full service offices	35	32	22
Number of full-time equivalent employees	315	304	205

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Nonperforming assets consist of nonaccrual loans, loans 90 days past due and still accruing, and real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and loans 90 days past due and still accruing.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	March 31, 2020	December 31, 2019	March 31, 2019
Non-GAAP data:
Total common shareholders' equity	$253,561	$254,220	$206,411
less: Goodwill and other intangibles	48,499	44,651	21,410
Tangible common shareholders' equity	$205,062	$209,569	$185,001

Total assets	$2,168,814	$1,994,177	$1,482,470
less: Goodwill and other intangibles	48,499	44,651	21,410
Total tangible assets	$2,120,315	$1,949,526	$1,461,060

Tangible equity to tangible assets	9.67%	10.75%	12.66%
Average equity to average assets	12.39%	12.97%	13.74%
Tangible book value per share	$16.77	$16.84	$16.99

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp